Exhibit 23.27

CONSENT OF Yanick Létourneau

I consent to the incorporation by reference in the Registration Statement on Form F-3 and the related prospectus of certain information that I have prepared or reviewed as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 included in Agnico Eagle Mines Limited’s Annual Report on Form 40-F for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 25, 2024. I also consent to the reference to my name under the heading “Experts” in such prospectus.

June 13, 2024

/s/ Yanick Létourneau
Yanick Létourneau
Superintendent, Environment